EXHIBIT 10.3

                          Second Supplemental Agreement
                                     to the
                         Contract dated 30 December 1986

between

Sachtleben Chemie GmbH, Dr.-Rudolf-Sachtleben-Strasse 4, 47198 Duisburg

                                        hereinafter referred to as "Sachtleben"

and

KRONOS TITAN GMBH, Peschstrasse 5, 51373 Leverkusen

                                        hereinafter referred to as "KRONOS"


On 30 December 1986 Sachtleben and KRONOS entered into a contract to reuse the dilute acid which results from the production of titanium oxide in the Leverkusen and Homberg works, to separate both the filter salts which derive from this dilute acid together with the additional filter salts delivered from Nordenham, to deliver the fresh acid produced from the filter salts and to deliver burner discharge ("Main Contract"). In order to adapt this contract to changed circumstances and to clarify cases where doubt has arisen, the contracting parties enter into the following agreements:

1.  Interest

1.1 A proportion of the interest paid on borrowings by Sachtleben, which corresponds to the ratio of the plant assets used in the cooperation to Sachtleben's plant assets as a whole, also constitutes part of the operating costs for the dilute acid recovery plant and for the filter salts separation plant. These costs are to be apportioned between the parties as a fixed-cost component (Main Contract Section 8; 1st Supplemental Agreement dated 3 May 1996 No. 3). The cooperation assets consist of the filter salts separation plant and the ancillary operations belonging wholly or in part to it. Interest on any other Sachtleben ancillary operations shall only be charged to the extent that plant attributable to the cooperation assets is served, either directly or indirectly, by these ancillary operations and where interest on borrowings must be expended for such service plant. The book values in accordance with German law are used as a basis to determine the plant asset values. Interest paid to affiliates of Sachtleben shall also be taken into account (Section 15 German Stock Corporation Act, Aktiengesetz, "AktG").

1.2 Interest to be paid by KRONOS shall - as shown in Annex 1 - be calculated by taking the product (B) of the factor (p) which results from the comparison of the interest for costing purposes on the cooperation assets (A1, A2) with that on the plant assets as a whole
        (K), as computed internally at Sachtleben in accordance with the clearing system installed at SC (currently SAP-R/3), and the amount planned in Sachtleben's Income Statement for interest on borrowings actually expended (F).

1.3 The amount of interest to be paid by KRONOS, calculated in accordance with 1.2, shall, with temporary effect, be included in the monthly invoicing in the course of the routine Sachtleben cost accounting. This amount shall be itemized separately in the monthly account.

1.4 Within three months following the expiry of the financial year, Sachtleben shall calculate the final amount of the interest to be paid by KRONOS. In this calculation the total amount of interest paid on borrowings shall be taken from the attested annual accounts and any fractional set-off resulting from a budgeted/actual cost check of the participation factor shall be waived, by analogy with the procedure on expenditure for depreciation. The amount thus calculated shall be compared with the sum of the invoiced installments over the year. Any difference between the amounts in favor, or to the detriment, of KRONOS shall be payable or credited within 14 days without interest.

1.5 The foregoing new regulations supplement Section 1 para. 12, Section 8 of the Main Contract with respect to the dilute acid recovery plant and No. 3 of the 1st Supplementary Agreement dated 3 May 1996. They come into force retrospectively, effective as of 1 October 2000. The interest payments under No. 1.2 for the months October 2000 to September 2001 shall be calculated after the net annual profit of SC has been ascertained. Any difference between this amount and installments burdened thus far on account of interest for costing purposes shall be refunded to KRONOS promptly.

2. Division of Capacity, Fixed Costs and Variable Costs of the Dilute Acid Recovery Plant

2.1 The contracting parties are agreed that the current maximum capacity of the dilute acid recovery plant is approx. 900,000 metric tons per year. They are agreed that KRONOS is entitled to a partial capacity of 235,000 metric tons per year, equivalent to 26%, and that Sachtleben is entitled to a partial capacity of 665,000 metric tons per year, equivalent to 74%.

2.2 The fixed operating costs of the dilute acid recovery plant shall be borne by the contracting parties in the ratio: KRONOS 26% and Sachtleben 74%. The actual utilization proportions shall be revealed in the course of invoicing. The contracting parties may reach agreement once annually on the utilization proportions and, as the case may be, agree a new assessment of the fixed cost proportions. Any adjustment of the fixed cost proportions where the plant capacity is agreed to be >= 780,000 metric tons per year shall be based on KRONOS' taking up at least 225,000, max. 235,000 metric tons per year and Sachtleben's taking up at least 545,000 metric tons per year. In individual cases the contracting parties shall reach agreement in good time on the adjustment of costs for investment in the dilute acid recovery plant and on the effects of investments (or other measures) which modify the plant capacity.

2.3 Effective as of 1 October 2000, the above provisions modify the relevant provisions in Section 5.1, Section 7.1, and Section 8.1 1st and 2nd sentence (with Annex 6) of the Main Contract, together with the provisions in No. 3 and No. 4 of the 1st Supplemental Agreement dated 3 May 1996. For the period up to 30 September 2000, the provisions which were in force thus far remain unchanged. Sachtleben took the modified calculation into account for the first time in the invoicing for April 2001. After both parties have signed the instant Supplemental Agreement, Sachtleben shall calculate the discrepancy arising from the overburdened fixed costs between October 2000 and March 2001and refund the excess amount to KRONOS.

3.      Continued Validity

        The Main Contract and the First Supplemental Agreement to the Main Contract dated 3 May 1996 continue to remain in force unchanged, insofar as they are not modified by an express provision of the instant Supplemental Agreement.

4.      Written Form Requirement

        Any modifications to this Agreement must be in writing. Cancellation of the written form requirement must also be in writing.


47198 Duisburg-Homberg, dated December 6, 2001

Sachtleben Chemie GmbH

/s/ Dr. Griebler       Mr. Dratsdrummer
    -----------------------------------
     Dr. Griebler      Mr. Dratsdrummer



51373 Leverkusen, dated January 8, 2002
KRONOS TITAN GMBH & CO OHG

/s/ Dr. U. Fiand       V. Roth
    -----------------------------------
    Dr. U. Fiand       V. Roth

Annex 1

Diagram for calculating the interest burden for KRONOS


1. Calculation of the interest for costing purposes in the operating    A(A1;A2)
   costs via primary cost check (currently in SAP-R/3 System)
   (Separate for ancillary operations of the DSR and FS and its ancillary operations)

2. Interest for costing purposes on SC as a whole                       K

3. Calculation of the proportion of interest for costing purposes,      p = A/K
   contained in the operating costs, in the interest for costing purposes as a whole

4. Interest on borrowings in accordance with the Income Statement       F

5. Calculation of the proportion of interest on borrowings for the      B=F x p
   operating costs

6. Apportionment of B based on the separate calculation of A            B1
                                                                        B2
   DSR:

   FS:

7. Calculation of the interest burden KRONOS                            B1 x 26%
   invoicing                                                            B2 x 45%
   DSR:

   FS: